Exhibit 99.1
MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE

As of and for the year ended October 31, 2006, except as noted below, Navistar Financial Corporation (the "Company") has complied in all material respects with the minimum servicing standards set forth in Sections 3.02, 8.07 and Article IV of the Pooling and Servicing Agreement for the Navistar Financial 1998-1 Dealer Note Master Trust, Navistar Financial 2000-VFC Dealer Note Master Trust, Navistar Financial 2004-1 Dealer Note Master Owner Trust, and Navistar Financial 2005-1 Dealer Note Master Owner Trust.

September 8, 2008

Navistar Financial Corporation, as Servicer

By/s/:   PAMELA J. TURBEVILLE
              Pamela J. Turbeville
              Chief Executive Officer
              (Principal Executive Officer, Director and
             Authorized Signatory for Navistar Financial Corporation)

By/s/:   JOHN MULVANEY
              John Mulvaney
             Chief Financial Officer and Treasurer
             (Principal Finance and Accounting Officer, Director and
             Authorized Signatory for Navistar Financial Corporation)